UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2013

iGo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30907	86-0843914
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

17800 North Perimeter Dr., Suite 200,

Scottsdale, Arizona 85255

(Address of principal executive offices, including zip code)

(480) 596-0061

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Seth Egorin, Vice President of Marketing and Strategic Planning of iGo, Inc. (the “Company”), departed from his position with the Company on January 15, 2013, as agreed between the Company and Mr. Egorin on January 10, 2013. In connection therewith, the Company and Mr. Egorin have entered into a Separation Agreement and General Release effective as of January 15, 2013 (the “Separation Agreement”).

The Separation Agreement memorializes the terms of certain payments and other benefits to be provided to Mr. Egorin in connection with his departure, including a lump-sum payment equivalent to six months’ salary and payment of continuing health insurance benefits for a period of six months. The Separation Agreement also provides for Mr. Egorin’s release of the Company from all claims.

In addition, Mr. Egorin will receive a payment for accrued but unused vacation time and vesting of a pro-rata number of restricted stock units that were previously granted but unvested as of his date of separation.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Separation Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Amended and Restated Employment Agreement between the Company and Mr. Egorin was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 10, 2012.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation Agreement and General Release by and between Seth Egorin and iGo, Inc., dated effective as of January 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGO, INC.

Date: January 16, 2013	By:	/s/ Michael D. Heil
Michael D. Heil President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Separation Agreement and General Release by and between Seth Egorin and iGo, Inc., dated effective as of January 15, 2013